EXHIBIT 99.2



WORLDCORP ANNOUNCED NEW TRADING STATUS

WASHINGTON, Dec. 21 /PRNewswire/ -- WorldCorp today announced that as of Thursday, December 17, 1998, its stock was trading on the "Pink Sheets" under the symbol of WDCP. The market maker for the Company is Herzog, Heine, Geduld, Inc. This activity is a result of the fact that the Company is no longer traded on the New York Stock Exchange.

Patrick F. Graham, President and CEO of WorldCorp stated that "This is an interim measure while the Company works to be traded on the OTC Bulletin Board."

As previously announced WorldCorp is concluding the restructuring of its convertible bond holdings.

About WorldCorp:

WorldCorp owns significant positions in companies that operate in three distinct business areas:

InteliData (Nasdaq: INTD - news) is a pioneer and the proven leader in providing interactive home banking software to financial institutions. Twenty-three of the top 100 banks are customers. WorldCorp owns approximately 29% of InteliData and is its largest shareholder.

World Airways (Nasdaq: WLDA - news) provides ACMI leases to commercial and military customers using MD-11 and DC-10 passenger and cargo aircraft. WorldCorp owns approximately 51% of World Airways.

Paper Acquisition Corp. manufactures and sells specialty papers via facilities throughout the United States. WorldCorp owns 80% of WorldCorp Acquisition Corp., which owns 100% of Paper Acquisition Corp.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: "This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in WorldCorp's filings with the Securities and Exchange Commission (which reports are available from the Company upon request). These risks could cause WorldCorp's actual results for 1998 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, WorldCorp."